Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 of our report dated July 31, 2019, relating to the consolidated financial statements and the financial statement schedule of Hexindai Inc. as of and for the year ended March 31, 2019, appearing in this Annual Report on Form 20-F of Hexindai Inc. for the year ended March 31, 2020.

/s/ Deloitte Touche Tohmatsu

Hong Kong

August 13, 2020